UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement

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DISCOVERY PARTNERS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DISCOVERY PARTNERS INTERNATIONAL, INC.
9640 Towne Centre Drive
San Diego, California 92121

April 5, 2006

Dear Stockholder:

You are cordially invited to attend the annual meeting of the stockholders of Discovery Partners International, Inc. to be held on Thursday, May 11, 2006 at 11:00 a.m. Pacific Daylight Time, at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

If you do not plan to attend the annual meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope or vote by telephone or by using the Internet in accordance with the instructions on the enclosed proxy.  If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

San Diego, California	Michael C. Venuti, Ph.D.
Acting Chief Executive Officer,
Chief Scientific Officer and Director

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. You do not need to add postage if mailed in the United States. You may also vote by telephone or by using the Internet. Voting instructions are included with your proxy card. If you vote by telephone or by using the Internet you do not need to return the proxy card.

DISCOVERY PARTNERS INTERNATIONAL, INC.

9640 Towne Centre Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2006

Dear Stockholder:

The annual meeting of stockholders of Discovery Partners International, Inc. (the “Company”) will be held at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121 on Thursday, May 11, 2006 at 11:00 a.m. Pacific Daylight Time, for the following purposes:

1.             To elect two directors to serve for three-year terms ending at the 2009 annual meeting of stockholders or until their successors are duly elected. Management and the board of directors have nominated the following persons for election at the meeting: Dr. Harry F. Hixson, Jr. and Dr. Michael C. Venuti.

2.             To ratify the selection of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2006.

3.             To transact any other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Stockholders of record at the close of business on March 24, 2006 will be entitled to notice of and to vote at the annual meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the offices of the Company. Whether or not you plan to attend the annual meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided or by telephone or by using the Internet. Voting instructions are included with your proxy card. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to ensure that all of your shares will be voted. If you attend the annual meeting and vote by ballot, any proxy you gave will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

By Order of the Board of Directors

CRAIG S. KUSSMAN

Chief Financial Officer and Secretary

April 5, 2006

DISCOVERY PARTNERS INTERNATIONAL, INC.

9640 Towne Centre Drive

San Diego, California 92121

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held

May 11, 2006

GENERAL

The enclosed proxy is solicited on behalf of the board of directors of Discovery Partners International, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held on May 11, 2006 (the “Annual Meeting”) and at any adjournments or postponements of the Annual Meeting. References to “we”, “our”, and “us” and similar references also refer to the Company. The Annual Meeting will be held at 11:00 a.m. Pacific Daylight Time, at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California 92121. Stockholders of record on March 24, 2006 will be entitled to notice of and to vote at the Annual Meeting.

This proxy statement and accompanying proxy were first mailed to stockholders on or about April 5, 2006.

Purpose of the Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this proxy statement.

Voting

On March 24, 2006, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 26,436,931 issued and outstanding shares of common stock, par value $.001. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 24, 2006. Stockholders may not cumulate votes in the election of directors.

All votes will be tabulated by the inspector of election appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

With regard to the election of directors, votes may be cast in favor of, or withheld from, each nominee. However, the directors will be elected by plurality vote. The two nominees receiving the highest number of affirmative votes will be elected. All other matters to be acted upon by the stockholders at the Annual Meeting will require the approval of the holders of a majority of the outstanding common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to such matters, abstentions are not affirmative votes and therefore will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether any of those proposals have been approved.

Proxies for Stockholders of Record

If your Discovery Partners International shares are registered directly in your name with our transfer agent, you are a stockholder of record with respect to those shares, and a proxy card accompanies this proxy statement sent to you. You may vote your shares by mailing a completed and signed proxy card in the envelope provided with the proxy card. In addition, as a stockholder of record, you may use the control number and instructions printed on your proxy card to vote by telephone or by Internet at www.voteproxy.com.

If the enclosed form of proxy is properly signed and returned, the shares will be voted at the Annual Meeting in accordance with the instructions you write on the proxy. If the proxy is signed and returned but does not specify how the shares are to be voted, the proxy will be voted FOR the election of the director nominees proposed by the board unless the authority to vote for the election of such director nominee(s) is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 described in the accompanying Notice and this proxy statement, and in the discretion of the proxyholders as to any other matters that may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Chief Financial Officer and Secretary of the Company at the Company’s principal executive offices at 9640 Towne Centre Drive, San Diego, CA 92121, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. All shares subject to a valid proxy received before the Annual Meeting will be voted.

Voting Instructions for Beneficial Owners

If your Discovery Partners International shares are held by a stockbroker, bank or other nominee rather than directly in your own name, you are considered a beneficial owner rather than a stockholder of record, and your broker or other nominee has enclosed a voting instruction form which you may complete and return by mail to direct the nominee how to vote your shares. Most nominees also make Internet or telephone voting procedures available to their beneficial owners. Please consult your voting instruction form for the specific procedures available.

Solicitation

The Company will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by regular or electronic mail.

Discretionary Authority to Vote on Stockholder Proposals

The proxy solicited by the board of directors for the Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The board of directors currently consists of five persons. The class whose term of office expires and that is up for election at the Annual Meeting currently consists of two directors:  Dr. Harry F. Hixson, Jr. and Dr. Michael C. Venuti. Each director elected to this class will serve for a term of three years, expiring at the 2009 annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, resignation or removal. Dr. Hixson and Dr. Venuti are currently directors of the Company. The Nominating and Corporate Governance Committee recommended to the board of directors that Dr. Hixson and Dr. Venuti each be nominated as a director for election at the Annual Meeting.

The Company’s Certificate of Incorporation and Bylaws have fixed the size of the Company’s board of directors at six directors as ratified by the Board in 2005. As of the Annual Meeting there will be one vacancy on the board of directors in the class whose term of office expires at the 2007 annual meeting of stockholders. Only directors that will serve as members of the class of directors whose term expires at the 2009 annual meeting of stockholders will be elected at the annual meeting, and proxies cannot be voted for a greater number of directors than two.

The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee that may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

It is the Company’s policy to invite its directors, including the nominees for director, to its annual meetings of stockholders. All of the Company’s directors attended the 2005 annual meeting of stockholders.

Directors and Nominees

Set forth below is information regarding director nominees and our continuing directors (all ages set forth below are as of March 31, 2006).

Nominees for Term Ending Upon the 2009 Annual Meeting of Stockholders

Harry F. Hixson, Jr., Ph.D., age 67, has served as a member of our board of directors since May 2001, and was elected non-executive Chairman in November 2005. Dr. Hixson is currently Chairman of BrainCells, Inc., a private biopharmaceutical company. He was also the Chief Executive Officer from that company's founding until September 2005. For the period of 1998 to 2003, Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, a private biopharmaceutical company, and as its Chairman from 1998 to 2004. Dr. Hixson is also the Chairman of SEQUENOM, a public human genetics products and services company and a Director for Arena Pharmaceuticals, a public pharmaceutical company. Dr. Hixson holds a Ph.D. in physical biochemistry from Purdue University, an M.B.A. from The University of Chicago and a B.S. degree in chemical engineering from Purdue University.

Michael C. Venuti, Ph.D., age 52, has served as a member of our board since May 2003 and joined the Company as Chief Scientific Officer in April 2005. He assumed the role of Acting Chief Executive Officer in November 2005. Prior to joining Discovery Partners, he was Sr. Vice President of Pharmacogenomics and previously had been Sr. Vice President of Research and General Manager at Celera South San Francisco, an Applera company, when Applera Corporation-Celera Genomics Group (a public biopharmaceutical company) acquired Axys Pharmaceuticals in November 2001. From November 1994 through November 2001, Dr. Venuti held various research management positions within Axys Pharmaceuticals and its predecessor company, Arris Pharmaceutical Corporation.

During his employment at Axys Pharmaceuticals and Arris Pharmaceutical Corporation, Dr. Venuti was actively involved with formation and management of the combinatorial chemistry business, which was subsequently acquired by the Company in May 2000. Dr. Venuti received an A. B. degree in chemistry from Dartmouth College and holds a Ph.D. in organic chemistry from The Massachusetts Institute of Technology. Dr. Venuti completed postdoctoral training in the Institute of Organic Chemistry at Syntex Research, Palo Alto, California.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR Dr. Harry F. Hixson, Jr. and Dr. Michael C. Venuti.

Continuing Directors for Term Ending Upon the 2008 Annual Meeting of Stockholders

Alan J. Lewis, Ph.D., age 60, has served as a member of our board of directors from 2000. In February 2006, Dr. Lewis assumed the role of President and Chief Executive Officer of Novocell, Inc., a private drug discovery company. Dr. Lewis retired in 2006 as President of Signal Research Division, Celgene Corporation, a public biopharmaceutical company, a position he had held since 2000 when Signal Pharmaceuticals was acquired by Celgene. Dr. Lewis is currently a Director of BioMarin, a public drug discovery company and Allergan Specialty Therapeutics, Inc., a public biopharmaceutical company. Prior to joining Signal Pharmaceuticals, Dr. Lewis worked for 15 years at the Wyeth-Ayerst Research division of American Home Products Corporation, a pharmaceutical company, where he served as Vice President of Research. Dr. Lewis has a Ph.D. in pharmacology from the University of Wales in Cardiff, a B.S. in physiology and biochemistry from Southampton University and he completed his postdoctoral training at Yale University.

Continuing Directors for Term Ending Upon the 2007 Annual Meeting of Stockholders

Herm Rosenman, age 58, has served as a member of our board of directors from December 2003. Since 2001, Mr. Rosenman has been Vice President, Finance and Chief Financial Officer of Gen-Probe Incorporated, a public clinical diagnostic company. From 1997 to 2000, Mr. Rosenman was President and Chief Executive Officer of Ultra Acquisition Corp., a holding company with interests in consumer products. Mr. Rosenman also serves as Director of ARYx Therapeutics, a private drug discovery company. Mr. Rosenman received his CPA from New York State, a BBA in Accounting and Finance from Pace College, and an MBA in Finance from The Wharton School, University of Pennsylvania.

Sir Colin T. Dollery, FmedSci., age 75, has served as member of our board of directors since March of 2001. Dr. Dollery is currently a Senior Consultant for Research & Development for GlaxoSmithKline PLC (formerly SmithKline Beecham), a public pharmaceutical company. Dr. Dollery served as the Treasurer for the Academy of Medical Sciences in United Kingdom from 2001 to 2005. Dr. Dollery's research interests are in cardiovascular and pulmonary disease, particularly high blood pressure. He has been involved in advancements in the diagnosis and treatment of hypertension for over 25 years. Dr. Dollery has also been responsible for advancements in clinical pharmacology and the execution of large-scale clinical trials. He is involved with developing and understanding the importance of genomics in pharmacology and therapeutics. Dr. Dollery received a B.S. in physiology and a medical degree (M.B., Ch.B.) from the University of Birmingham in Birmingham, England.

Director Resignations

On June 16, 2005, John Walker, an independent director of the Company notified Riccardo Pigliucci (former Chairman and Chief Executive Officer of the Company), Dr. Hixson (current Chairman of the board) and the Company’s outside attorney, of his decision to resign from the Board, effective July 1, 2005.  Mr. Walker was first elected to the Company’s board of directors in April 2000, and re-elected as an independent director in May 2002 and May 2005.

The Company’s board believed that Mr. Walker’s resignation was prompted by his disagreement with the board over certain business planning tactics and in particular the role of the board in the strategic planning process and the fact that although the Company has an independent lead director, the position of Chairman of the board continued to be held, at the time, by the then, Chief Executive Officer, Mr. Pigliucci. Mr. Walker served as the Chairman of the Company’s Compensation Committee.

On November 14, 2005, the Company announced that Riccardo Pigliucci had resigned from his positions as Chief Executive Officer and Chairman of the Board effective as of November 14, 2005. The Board and Mr. Pigliucci agreed mutually that he would resign as Chief Executive Officer as well as from his position as a member of the Board. Mr. Pigliucci's resignation was prompted by a mutual difference of opinion with the Board over the Company's strategic plans. Dr. Hixson assumed the role of Chairman of the board and Dr. Venuti was appointed the acting Chief Executive Officer.

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of the Company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Company’s board of directors consults with legal counsel to ensure that the Company’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and us, the Company’s senior management and independent registered public accountants, the Company’s board has affirmatively determined that all of its directors are independent directors within the meaning of Rule 4200(a)(15) of the applicable Nasdaq listing standards, except for Dr. Venuti, the Acting Chief Executive Officer and Chief Scientific Officer of the Company.

Board Meetings and Committees

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The board of directors documented the governance practices followed by the Company’s Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the board, may be viewed at www.discoverypartners.com.

The Company’s board of directors held a total of 12 meetings and acted by unanimous written consent two times during the fiscal year ended December 31, 2005. During such year, each director attended at least 75% of the aggregate number of meetings of the board of directors and committees of the board on which he served which were held during the periods in which he served.

As required under applicable Nasdaq listing standards, in fiscal 2005 the Company’s independent directors met six times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Discovery Partners International at 9640 Towne Centre Drive, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or the Nominating and Corporate Governance Committee.

The Audit Committee reviews, acts on and reports to the board of directors on various auditing and accounting matters, including having the sole authority to appoint, retain or terminate our independent registered public accountants, the scope of the annual audits, fees to be paid to the independent registered public accountants, the performance of our independent registered public accountants and our accounting practices, reviews and approves the retention of the independent registered public accountants to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accountants on the Company’s audit engagement team as required by law; confers with management and the independent registered public accountants regarding the effectiveness of internal controls over financial reporting; established procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and meets to review the Company’s annual audited financial statements and quarterly reviewed financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The current members of our Audit Committee are Mr. Rosenman, (Chairman), Dr. Lewis and Sir Dollery, each of whom is independent as defined under Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. In addition, the Company’s board of directors has determined that Mr. Rosenman qualifies as an audit committee financial expert, as defined in applicable SEC rules. The Audit Committee held four meetings during the fiscal year ended December 31, 2005. The Audit Committee is governed by a written charter that was approved by the board of directors.

The Compensation Committee determines the salaries of management employees and benefits for the Company’s employees, consultants, directors and other individuals compensated by the Company. The Compensation Committee also administers the Company’s stock option and stock purchase plans. The current members of the Compensation Committee are Dr. Lewis (Chairman), Sir Dollery and Dr. Hixson, each of who is independent as defined under Rule 4200(a)(15) of the applicable Nasdaq listing standards. The Compensation Committee held three meetings during the fiscal year ended December 31, 2005.

The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s board and committees thereof and nominates specific individuals to be elected as the Company’s officers by the board. The Nominating and Corporate Governance Committee met two times in regularly scheduled meetings during the fiscal year ended December 31. 2005. The current Nominating and Corporate Governance Committee charter can be found at the Company’s web site at www.discoverypartners.com. The current members of the Nominating and Corporate Governance Committee are Dr. Hixson (Chairman), Dr. Lewis and Mr. Rosenman, each of who is independent as defined under Rule 4200(a)(15) of the applicable Nasdaq listing standards. In his role as Chairman of the Nominating and Corporate Governance Committee, and as non-executive Chairman of the board, Dr. Hixson will interface on behalf of the other outside directors with management on strategic and other issues and to perform other activities determined by the board.

The Nominating and Corporate Governance Committee believes that candidates for director should possess certain minimum qualifications, including high personal integrity and ethics and the ability to understand basic financial statements. The Nominating and Corporate Governance Committee also considers factors such as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, experience in the markets the Company serves, and the ability to exercise sound business judgment. However, the Nominating and Corporate Governance Committee retains the right to modify these factors from time to time. Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the current needs of the board of directors and the Company, and seeks to maintain a balance of knowledge, experience and capability, and to avoid potential conflicts of interest. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether a particular candidate must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

The Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders at this time. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified director candidates based upon its comprehensive criteria for membership on the Company’s board. When necessary, the Nominating and Corporate Governance Committee engages third party executive search firms to identify potential candidates.

Stockholder Communications with the Board of Directors

The Company’s board has adopted a formal process by which stockholders may communicate with the board or any of its directors. Stockholders who wish to communicate with the board may do so by sending written communications addressed to the Secretary of Discovery Partners International at 9640 Towne Centre Drive, San Diego, California 92121. Communications also may be sent by e-mail to the following address: board@discoverypartners.com. Any communications sent must state the number of shares owned by the stockholder making the communication. All communications will be compiled by the Secretary of the Company and submitted to the board or member of the board to whom it is directed. The aforementioned information is also available on the Company’s website at www.discoverypartners.com. Although there is no formal policy of the board’s attendance at annual shareholder meetings, all members of the board were present at the 2005 annual shareholder meeting.

Director Compensation

During 2005, the Company paid each of our non-employee directors, which consisted of Messrs.  Rosenman and Walker (who resigned on July 1, 2005), and Drs. Hixson and Lewis, and Sir Dollery FMedSci an annual retainer totaling $20,000 and $1,000 for each committee meeting attended, plus reimbursement of related expenses. Dr. Venuti was paid a total of $5,000 for his services as a director and an additional $5,000 for advisory services to the Company in 2005 until he became the Company’s Chief Scientific Officer on March 31, 2005. Mr. Walker was paid a total of $12,000 for his services as a director in 2005 through his date of resignation. Dr. Hixson received an additional $10,000 for services he performed in his role as lead director and Mr. Rosenman received $10,000 for his services as Chairman of the Audit Committee. In addition, Dr. Lewis, who has been a non-employee director since the time of our 2000 initial public offering of common stock (the "IPO") received a non-qualified option to purchase 25,000 shares of our common stock following the completion of the IPO. These options have an exercise price of $19.88.

On November 14, 2005, Dr. Hixson assumed the role of Chairman of the board of directors.  The board approved a change in payments to Dr. Hixson, as a non-employee director, for his role as Chairman of the board, which compensation would be instead of compensation previously paid to him as lead director, as follows:  As Chairman of the Board, Dr. Hixson will receive an annual fee of $20,000 (in addition to the annual retainer fee of $20,000 paid to all independent directors, for a total of $40,000 annually), to be paid beginning January 1, 2006, and will receive an annual non-qualified stock option grant of 10,000 shares (in addition to the annual non-qualified stock option grant of 15,000 shares he is entitled to receive as an independent director and Chair of the Nominating and Corporate Governance Committee, for a total annual non-qualified stock option grant of 25,000 shares), which will vest in full on the first anniversary of the date of grant, such option to be granted as of the date of the annual meeting of the board as contemplated by the Company’s 2000 Stock Incentive Plan, as amended.  In his role as Chairman of the board, Dr. Hixson will also receive cash payments of $10,000 per month for four months beginning January 1, 2006 and a non-qualified stock option grant of 10,000 shares, which will vest in full on the first anniversary of the date of grant.

On March 30, 2006, the board of directors approved an additional retainer fee of $5,000 to Dr. Lewis, for his services as the chairperson of the Compensation Committee in fiscal 2006. In addition, the current chairperson of the Compensation Committee of the Company’s board of directors will be paid $1,000 for each meeting he has with the Company’s outside compensation consultants as part of the Company’s on-going evaluation of its employee’s pay and incentive packages.

Under our automatic option grant program, which is a component of our 2000 Stock Incentive Plan, each individual who first became a non-employee board member at any time after the completion of the IPO automatically received an option grant for 25,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of the IPO, each non-employee board member who continues to serve as a non-employee board member will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on our board for at least six months.

Each automatic grant made under the automatic option grant program has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a term of 10 years, subject to earlier termination or repurchase following the optionee's cessation of board service. Each such automatic grant made before January 1, 2003 is immediately exercisable for all of the option shares; however, the Company may repurchase, at the exercise price paid per share, any shares purchased under the option that are not vested at the time of the optionee's cessation of board service. Each such automatic grant made after January 1, 2003 is exercisable as the options vest. The shares subject to the automatic grant options will vest in a series of four successive annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date, except that the shares subject to each annual 10,000-share automatic option grant vest upon the optionee's completion of one year of board service measured from the grant date. All of the shares subject to these options will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member. Messrs. Rosenman and Walker, and Drs. Lewis, Hixson and Sir Dollery each received a non-qualified option pursuant to the automatic grant program to purchase 10,000 shares of our common stock at an exercise price of $3.03 on May 12, 2005, the date of the 2005 annual stockholders meeting. Mr. Walker (who resigned on July 1, 2005) for his services as Chair of the Compensation Committee, and Mr. Rosenman, for his service as Chair of the Audit Committee, and Dr. Hixson for his services as lead director and Chair of the Nominating and Corporate Governance Committee, each received an additional non-qualified option for 5,000 shares of the Company’s common stock at an exercise price of $3.03 on May 12, 2005. In addition, Dr. Hixson received an additional non-qualified option for 10,000 shares of common stock at an exercise price of $2.93 on November 14, 2005, the date he assumed the role of Chairman of the board.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company is asking the stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006. Neither Ernst & Young LLP nor any of its members has any relationship to the Company or any of its affiliates, except in the firm’s capacity as registered public accountants.

In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and its stockholders’ best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP to the Company for the fiscal years ended December 31, 2005 and 2004:

	2005	2004
Audit Fees (1)	$413,329	$488,440
Audit Related Fees (2)	26,716	6,230
Tax Fees (3)	120,348	172,664
All Other Fees (4)	—	51,076
	$560,393	$718,410

(1)           Audit fees relate to the annual audit of our consolidated financial statements and audit of internal controls over financial reporting in 2005, statutory audits of our foreign subsidiaries, reviews of our consolidated financial statements included in our Form 10-Qs for 2005 and services normally provided in connection with registration statements and regulatory filings.

(2)           Audit related fees related primarily to accounting consultations and an annual subscription fee to an online accounting service in the United States.

(3)           Tax related fees are for services related to tax compliance ($92,283 in 2005 and $82,150 in 2004), tax advice, and tax planning in the United States, Switzerland, Japan and India.

(4)           Other fees paid in 2004 was related primarily to consultations regarding compliance with government contract accounting and reporting standards related to the contract entered into in fiscal year 2004 with the National Institute of Health.

All services and the related fees described above were approved in advance by our Audit Committee.

Pre-Approval Policies And Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Recommendation of the Board of Directors

The board of directors unanimously recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the year ending December 31, 2006.

Board Audit Committee Report

The following is a report of the Audit Committee.

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Discovery Partners International, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accepted accounting principles generally accepted in the United States.

The Audit Committee currently consists of three directors each of whom, in the judgment of the board, is an "independent director" as defined in the current listing standards for The Nasdaq Stock Market applicable to audit committee members. In addition, the Board of Directors has unanimously determined that Mr. Rosenman, the Audit Committee Chairman, qualifies as an “audit committee financial expert” within the meaning of the Securities and Exchange Commission regulations. The Audit Committee acts pursuant to a written charter that has been adopted by the board of directors.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with Company management and with Ernst & Young. The Audit Committee has discussed and reviewed with the registered public accountants all matters required to be discussed under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has met with Ernst & Young LLP to discuss the overall scope of Ernst & Young LLP's audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee has recommended to the Company’s board of directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also has engaged Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006 and is seeking ratification of such selection by the stockholders.

Submitted by the Audit Committee of the Board of Directors

Herm Rosenman, Chairman Alan Lewis, Ph.D. Sir Colin Dollery, FMedSci

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares in their own discretion. By the execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

PRINCIPAL STOCKHOLDERS and

security ownership of directors and management

The following table shows information known to the Company with respect to the beneficial ownership of the Company’s common stock as of January 31, 2006 by:

•                                          each person or group of affiliated persons who is known by the Company to own beneficially more than 5% of DPI common stock;

•                                          each of the Company’s directors and nominees for director;

•                                          each of the Company’s current officers named in the Summary Compensation Table below (collectively referred to as the "Named Executive Officers"); and

•                                          all of the Company’s directors and executive officers as a group.

To our knowledge and except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of DPI common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. The column titled "Number of Shares Beneficially Owned" includes shares of common stock subject to stock options and/or warrants, which were exercisable or will become exercisable within 60 days after January 31, 2006. These shares underlying options and/or warrants are deemed outstanding for computing the percentage of the person or group holding such options and/or warrants, but are not deemed outstanding for computing the percentage of any other person or group. The address for those persons for which an address is not otherwise indicated is: 9640 Towne Centre Drive, San Diego, California 92121.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
Directors and Named Executive Officers
Craig Kussman (1)	267,500	1.0
Douglas Livingston, Ph.D. (2)	112,498	*
Urs Regenass, Ph.D. (3)	97,000	*
Richard Neale (4)	94,493	*
Alan J. Lewis, Ph.D. (5)	65,000	*
Sir Colin Dollery (6)	60,000	*
Harry F. Hixson, Jr., Ph.D. (7)	60,000	*
Daniel Harvey, Ph.D. (8)	52,628	*
Michael C. Venuti, Ph.D. (9)	27,500	*
Herm Rosenman (10)	27,500	*
All directors and executive officers as a group (10 persons)	864,119	3.2
Other Five Percent Stockholders
Heartland Advisors, Inc. (11)	3,554,400	13.5
Royce & Associates LLC (12)	3,203,900	12.1
Wells Fargo & Company (13)	3,028,625	11.5
Dimensional Fund Advisors Inc. (14)	1,973,841	7.5
Eliot Rose Asset Management LLC (15)	1,516,760	5.7

*                                         Less than 1%

(1)                                  Includes 250,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006 and 17,500 shares of vested restricted stock, to be issued in the future under a deferred stock issuance award.

(2)                                  Consists of 112,498 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006.

(3)                                  Consists of 90,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006 and 7,000 shares of vested restricted stock, to be issued in the future under a deferred stock issuance award.

(4)                                  Consists of 55,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006 and 33,285 shares of common stock, issued under a restricted stock award, of which 30,000 shares remain unvested as of January 31, 2006. The remaining 6,209 shares relate to common stock purchases made under the Company’s Employee Stock Purchase Plan.

(5)                                  Consists of 65,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006.

(6)                                  Consists of 60,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006.

(7)                                  Consists of 60,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006.

(8)                                  Consists of 20,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006 and 26,628 shares of common stock, issued under a restricted stock award, of which 24,000 shares remain unvested as of January 31, 2006. The remaining 6,000 shares relate to common stock purchases made under the Company’s Employee Stock Purchase Plan.

(9)                                  Consists of 27,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006.

(10)                            Consists of 27,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of January 31, 2006.

(11)                            Based on information reported in a Form 13G filed with the Securities and Exchange Commission on February 3, 2006. Heartland Advisors, Inc. and William J. Nasgovitz have shared voting power over 3,122,000 shares and shared dispositive power over 3,554,400 shares. The stockholder's business address is 789 North Water Street, Milwaukee, WI 53202. Hartland Advisors, Inc. and William J. Nasgovitz disclaim beneficial ownership.

(12)                            Based on information reported in a Form 13G filed with the Securities and Exchange Commission on January 18, 2006. Royce & Associates LLC has sole voting power and sole dispositive power over the shares. The stockholder's business address is 1414 Avenue of the Americas, New York, NY 10019.

(13)                            Based on information reported in a Form 13G filed with the Securities and Exchange Commission on January 31, 2006. Affiliated entity Wells Capital Management Incorporated holds 817,728 shares of voting power and 2,881,615 shares of dispositive power. Affiliated entity Wells Fargo Funds Management, LLC holds 2,146,915 shares of sole voting power and 147,010 shares of dispositive power. Wells Fargo & Company, as parent holding company of the aforementioned affiliates, is deemed to hold 2,964,643 shares of voting power and 3,028,625 of dispositive power. The stockholder’s business addresses are as follows; Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, 525 Market Street, San Francisco, CA 94105. Wells Fargo & Company and affiliates disclaim beneficial ownership.

(14)                            Based on information reported in a Form 13G filed with the Securities and Exchange Commission on February 6, 2006. Dimensional Fund Advisors Inc. has sole voting power and sole dispositive power over the shares and disclaims beneficial ownership. The stockholder's business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(15)                            Based on information reported in a Form 13G filed with the Securities and Exchange Commission on February 10, 2006. The 1,516,760 shares held by Eliot Rose Asset Management, LLC may also be deemed beneficially owned by Gary S. Siperstein as a result of his ownership interest in Eliot Rose Asset Management, LLC. Eliot Rose Asset Management, LLC and Gary S. Siperstein have sole dispositive power over the shares. The stockholder's business address is 10 Weybosset Street, Suite 401, Providence, RI 02903.

EXECUTIVE OFFICERS

The executive officers of the Company as of March 31, 2006 are as follows:

Name	Age	Position
Michael C. Venuti, Ph.D.	52	Acting Chief Executive Officer and Chief Scientific Officer
Craig Kussman	47	Chief Financial Officer, Senior Vice President Finance and Administration and Secretary
Douglas Livingston, Ph.D	51	Senior Vice President, Chemistry
Richard Neale	42	Corporate Vice President, Business Operations and Alliances
Urs Regenass, Ph.D	55	Vice President and General Manager, Integrated Drug Discovery
Daniel Harvey, Ph.D	46	Vice President and General Manager, Discovery Chemistry

Business Experience of Executive Officers

Michael C. Venuti, Ph.D. has served as our Acting Chief Executive Officer since November 2005 and Chief Scientific Officer since April 2005 and as a member of our board of directors since May 2003. See “Proposal 1 - Election of Directors” for a discussion of his business experience.

Craig Kussman joined Discovery Partners in November 2001 as Vice President and Chief Financial Officer. Previously, Mr. Kussman was Executive Vice President, Chief Financial Officer and Chief Administrative Officer at SYNAVANT Inc., a provider of customer relationship management solutions to the pharmaceutical industry. Mr. Kussman held various positions with IMS HEALTH including Senior Vice President of Corporate Development. Mr. Kussman also served as Vice President of Corporate Development and as Vice President of Mergers and Acquisitions for Cognizant Corporation. Mr. Kussman had held various positions at Dun & Bradstreet. Mr. Kussman earned a B.A. cum laude in economics and mathematics from Pomona College, a graduate of the Wharton School of Business of the University of Pennsylvania, and earned an M.B.A. in finance with distinction.

Douglas Livingston, Ph.D. has served as our Senior Vice President since December 2002. Dr. Livingston served as our Senior Vice President and General Manager of Discovery Chemistry from December 2002 to December 2004. From July 2000 until joining us, Dr. Livingston was Vice President of Chemistry and New Technologies at Structural Genomix. Previously, Dr. Livingston had held senior positions at Genomics Institute of the Novartis Research Foundation, Axys Pharmaceuticals and La Jolla Pharmaceuticals,. Dr. Livingston received his undergraduate education at the University of Washington, his Ph.D. in organic synthetic chemistry from Columbia University, and completed a postdoctoral fellowship in bioorganic chemistry at the ETH-Zurich.

Richard Neale has served as Corporate Vice President Business Operations and Alliances since January 2005. Prior to this position, he was our Vice President, Business Operations since November 2002 and Vice President Operations since August 2004. Mr. Neale joined Discovery Partners International in January 2001 through its acquisition of Systems Integrated Drug Discovery Company (SIDDCO). At the time of the acquisition he was serving as the Company's Vice President, Business. Prior to joining SIDDCO, he served as the Vice President of

Corporate Development and General Legal Counsel at Novopharm Biotech (now Viventia), a biotechnology company with multiple clinical products. Mr. Neale previously practiced in the corporate law group in a major Toronto law firm, Davies Ward Phillips & Vineberg where he focused on mergers, acquisitions and financings. Mr. Neale holds a B.Sc. in Chemistry and Microbiology from the University of Guelph, as well as an M.B.A. and a law degree from Dalhousie University.

Urs Regenass, Ph.D. is currently Vice President and General Manager of Integrated Drug Discovery. Dr. Regenass joined Discovery Partners in 2001 as Vice President of Biology. Previously, Dr. Regenass was Global Head for Knowledge/Information Management from 1994 to 1998 and Global Head of Core Technology Area in Research, first at Ciba Geigy, Ltd. then at Novartis following their merger in 1996. Dr. Regenass joined Ciba-Geigy in 1981 in Oncology and served as a Project and Unit Head until 1994. Dr. Regenass obtained his Ph.D. in cell biology and genetics from the Biocenter, University of Basel, Switzerland and completed his postdoctoral work at Jackson Laboratory, Bar Harbor, Maine. Dr. Regenass also teaches Experimental Oncology at the University of Basel and presently serves on the board of directors of two biotech companies in Switzerland.

Daniel Harvey, Ph.D has served as Vice President and General Manager of Discovery Chemistry since January 2005. Dr. Harvey joined Discovery Partners International in October 2001 as Director of Chemistry, San Diego Chemistry Operations. In April 2003 he became Senior Director, Synthetic Chemistry and served in this capacity until September 2004. From September 2004 to January 2005 he was Vice President, Chemistry Project Management. Prior to joining the Company, he was Associate Professor of Chemistry at the University of California, San Diego and after joining the Company continued to serve as an Adjunct Associate Professor at the University of California, San Diego until December 2004. Dr. Harvey received his undergraduate education in chemistry at the University of California, Santa Barbara, his Ph.D. in synthetic organic chemistry from Yale University and was a Miller Foundation Postdoctoral Fellow at the University of California, Berkeley.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning the compensation earned by our Acting Chief Executive Officer and former Chief Executive Officer (Mr. Pigliucci resigned in November 2005), each of our four other most highly compensated executive officers who were serving as executive officers on December 31, 2005 and two additional executives who would have met these requirements but terminated employment during the year, and whose salary, bonus or other forms of annual compensation for the 2005 fiscal year was in excess of $100,000, for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2005, 2004 and 2003. The listed individuals are collectively referred to as the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs (#)	All Other Compensation ($)(4)
Michael C. Venuti, Ph.D. Acting Chief Executive Officer and Chief Scientific Officer (5)	2005 2004 2003	264,976 — —	13,904 — —	10,000 — —	644,000 — —	— — —	1,351 — —
Riccardo Pigliucc Former Chief Executive Officer (5)	2005 2004 2003	413,625 460,000 440,875	75,000 94,163 346,036	— — —	— 526,000 405,000	— — —	499,532 9,762 9,612
Craig Kussman Chief Financial Officer, Senior Vice President Finance and Administration and Secretary	2005 2004 2003	313,419 302,566 288,125	16,542 86,841 168,379	— — 15,200	— 263,000 189,000	— — —	7,338 7,140 6,789
Douglas Livingston, Ph.D. Senior Vice President, Chemistry	2005 2004 2003	273,000 266,667 260,000	10,275 47,691 103,785	— — —	— 131,500 —	— — 150,000	7,484 6,705 —
Richard Neale Corporate Vice President, Business Operations and Alliances	2005 2004 2003	239,703 196,333 173,433	9,000 40,268 72,597	— — 69,104	— 131,500 54,000	— — —	6,811 6,556 6,319
Urs Regenass, Ph.D. Vice President and General Manager, Integrated Drug Discovery	2005 2004 2003	214,927 205,045 170,526	5,428 74,686 13,450	— — —	— 30,000 14,000	— — —	3,893 4,059 3,676
Taylor Crouch Former Chief Operating Officer (5)	2005 2004 2003	17,351 349,266 331,500	— 106,827 196,248	89,250 — 28,100	— 263,000 189,000	— — —	389,763 7,310 6,736
John Lillig Former Chief Technology Officer (5)	2005 2004 2003	193,699 246,250 238,375	— 37,751 87,092	— — —	— 131,500 70,200	— — —	32,935 8,433 7,178

(1)   The amounts in this column represent bonuses that were compensation for services performed in the fiscal year indicated, but were set by the Compensation Committee and paid to the executive officers in the next fiscal year. For example, Dr. Venuti’s bonus of $13,904 for 2005 was compensation for services he performed in the fiscal year ended December 31, 2005, but was set by the Compensation Committee and paid to Dr. Venuti in 2006. Awards under the bonus plan are determined based on overall corporate financial performance as well as achievement of individual performance objectives. The amount in the “Bonus” column for the year 2004 includes $106,827 that Mr. Crouch was deemed to have earned from participation in the Company’s incentive compensation plan for 2004, which reduced the amount of an outstanding promissory note payable to the Company pursuant to the separation agreement entered into between the Company and Mr. Crouch as described in more detail in “Employment Contracts, Severance Agreements and Change of Control Arrangements” below. The amount in the “Bonus” column for the year 2005 includes $75,000 that Mr. Pigliucci was deemed to have earned from participation in the Company’s incentive compensation plan for 2005 pursuant to the separation agreement entered into between the Company and Mr. Pigliucci as described in more detail in “Employment Contracts, Severance Agreements and Change of Control Arrangements” below.

(2)          As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain “perquisites and other personal benefits” where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000. In 2005, Dr. Venuti received payments of $5,000 for services as a director and an additional $5,000 for advisory services before he assumed the role of the Company’s Chief Scientific Officer on March 31, 2005. In connection with Mr. Crouch’s separation agreement in 2005, he received the fair market value, as of January 18, 2005, of a stock award where vesting was accelerated, totaling $89,250 which was then applied as a payment toward the balance owed on a promissory note made by Mr. Crouch to the Company. In 2003, Messrs. Kussman, Neale, and Crouch received payments for reimbursement of personal income taxes on relocation payments of $15,200, $69,104 and $28,100, respectively.

(3)          Value of restricted stock is equal to the fair market value of the securities at the date of grant multiplied by the number of shares awarded. Restricted stock was granted in April 2005 to Dr. Michael C. Venuti upon employment as the Company’s Chief Scientific Officer at a value of $3.22 per share. Restricted stock was also granted in August 2003 at a value of $5.40 per share and in July 2004 at a value of $5.26 per share. These restricted stock awards granted in 2005 and 2004 vest upon completion of five-years of service, subject to accelerated vesting if the closing price of the Company’s common stock achieves specified levels. The 2003 restricted stock awards vest over a four-year period.

(4)          In 2004 and 2003, the Company made matching contributions to Mr. Pigliucci’s 401(k) plan account in the amounts of $6,150 and $6,000, respectively. In 2005, 2004 and 2003, the Company made matching contributions of $6,300, $6,150 and $6,000, respectively to each of Mr. Kussman’s, Dr. Livingston’s, and Mr. Neale’s 401(k) plan account. In 2004 and 2003, the Company made matching contributions of $6,150 and $6,000, respectively to Mr. Crouch and Mr. Lillig’s 401(k) plan account. In 2005, the Company made payments of $475,000 and $378,538 to Mr. Pigliucci and Mr. Crouch, respectively, in connection with their separation agreements, as described in more detail in “Employment Contracts, Severance Agreements and Change of Control Arrangements” below. In 2005, the Company made payments of $20,747, $10,988 and $30,675 to Messrs. Pigliucci, Crouch and Lillig relating to earned paid time off (PTO) at the time of their respective terminations. The remaining amounts in this column represent the value of life insurance premiums paid on behalf of the person for whom disclosure is provided.

(5)          On January 18, 2005,  Mr. Crouch’s employment with the Company was terminated. On March 31, 2005, Dr. Venuti assumed the role of the Company’s Chief Scientific Officer. On October 7, 2005, the effective date of the sale of the assets of the instrumentation product lines, Mr. Lillig’s employment with the Company was terminated. On November 14, 2005, Mr. Pigliucci’s employment with the Company was terminated. Refer to “Employment Contracts, Severance Agreements and Change of Control Arrangements” and “Certain Relationships and Related Transactions” below for more detail regarding these separations and new employment terms.

Stock Option Grants

There were no stock option grants or stock appreciation rights made to the Named Executive Officers during the fiscal year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth certain information concerning option exercises and holdings for the fiscal year ended December 31, 2005 with respect to each of the Named Executive Officers. No stock appreciation rights were exercised by the Named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.

	Shares Acquired Upon Option		Number of Securities Underlying Unexercised Options/SARs at December 31, 2005		Value of Unexercised In-the-Money Options/SARs at December 31, 2005(4)
Name	Exercise(s) (#)(1)	Value Realized ($)(2)	Exercisable (#)(3)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Riccardo Pigliucci	—	—	243,748	—	—	—
Michael C. Venuti	—	—	27,500	12,500	—	—
Craig Kussman	—	—	250,000	—	—	—
Douglas Livingston	—	—	109,372	40,628	—	—
Richard Neale	—	—	55,000	—	—	—
Urs Regenass	—	—	90,000	—	—	—
Taylor Crouch	—	—	187,498	—	—	—
John Lillig	80,000	203,200	36,874	—	—	—

(1)   On September 1, 2005, John Lillig exercised an option for 80,000 shares of common stock based on an exercise price of $0.40 per share with a fair market value of $2.94 per share on the exercise date.

(2)   Value realized upon option exercises is equal to the fair market value of the securities underlying the option at the time of exercise less the exercise price of the option.

(3)   The stock options granted to the Named Executive Officers prior to January 1, 2003 are immediately exercisable for all of the option shares; however, if exercised, the unvested shares would be subject to repurchase at the time of the optionee’s termination of employment. The number of vested shares for each Named Executive Officer as of December 31, 2005 is as follows: Riccardo Pigliucci—243,748; Michael Venuti—27,500; Craig Kussman—250,000; Douglas Livingston—109,375; Richard Neale—55,000; Urs Regenass—88,750; Taylor Crouch—187,498, which expired on January 18, 2006; John Lillig—36,874, which expired on January 7, 2006.

(4)   Value of unexercised in-the-money options is equal to the fair market value of the securities underlying the option at fiscal year-end ($2.65 per share) less the exercise price payable for those securities.

Employment Contracts, Severance Agreements and Change of Control Arrangements

On March 31, 2005, the Company entered into an employment agreement with Michael C. Venuti, Ph.D. to serve as the Company’s Chief Scientific Officer. This agreement is for an indefinite term and may be terminated by Dr. Venuti or the Company at any time, with or without cause. Dr. Venuti’s employment agreement provides that he will receive an initial annual base salary of not less than $351,500 and will be eligible to earn an annual bonus in an amount up to 35% of his annual base salary as determined by the board of directors. In connection with the employment agreement the board of directors approved an award to Dr. Venuti for the right to receive 200,000 shares of DPI common stock under the Company’s 2000 Stock Incentive Plan. The award will vest at the end of five years from the grant date subject to acceleration of vesting based upon achievement of specified performance objectives to be agreed upon by the Company and Dr. Venuti.

In the event Dr. Venuti is terminated without cause or chooses to resign for good reason as the result of a change of control, Dr. Venuti will be entitled to receive any annual base salary and bonus compensation that has been earned but is unpaid as of the date of such termination. In addition, he would be entitled to continue to receive his base salary and continued health care benefits in effect as of the termination date for a period of 12 months.

On October 29, 2001, the Company entered into a letter agreement with Mr. Kussman to serve as the Company’s Chief Financial Officer. This agreement is for an indefinite term and is terminable by Mr. Kussman or DPI at any time without cause. Under this agreement, the Company agreed to pay Mr. Kussman an annual base salary of $275,000 and an annual target bonus equal to 30% of his base salary based on accomplishment of established performance objectives. In addition, under this agreement the Company paid Mr. Kussman $27,500 as a sign on bonus and reimbursed him for relocation expenses and mortgage assistance in moving from Fairfield, Connecticut to San Diego, and Mr. Kussman was granted an option to purchase 96,385 shares of DPI common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service. Additionally, Mr. Kussman was granted an option to purchase 153,615 shares of DPI common stock. These options were granted originally to allow 100% of these options to vest on November 12, 2006, but vesting could be accelerated according to the following schedule: 25% of the options would vest if the company stock trades for 25 consecutive business days at a price of or above $8.00 per share; 25% more of the options would vest if the company stock trades for 25 consecutive days at a price of or above $12.00 per share; 25% more of the options would vest if the company stock trades for 25 consecutive business days at a price of or above $16.00 per share; and 25% more of the options would vest if the company stock trades for 25 consecutive business days at a price of or above $18.00 per share. On January 24, 2003, the stock option grant was amended to allow the options to vest over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service.

In the event Mr. Kussman is terminated without cause or chooses to resign for good reason as the result of a change of control, Mr. Kussman will be entitled to a one-time lump sum payment of his then current annual base salary.

Richard Neale joined the Company in January 2001, upon the completion of the acquisition of Systems Integration Drug Discovery Company (SIDDCO), by the Company. Following the acquisition, Mr. Neale initially assumed the role of Vice President, Corporate Activities for ChemRx Advanced Technologies. In December 2001 and in November 2002 he was promoted to the position of Vice President, Financial Planning and Contract Management for the Company and to the position of Vice President, Business Operations, respectively. In April 2003, in conjunction with the Company’s plan to close the operations in Tucson, Arizona, the Company entered into a letter agreement with Mr. Neale in which the Company agreed to increase his salary by $21,600 (totaling $188,000 annually)  and to reimburse certain relocation costs contingent on his relocation to San Diego during fiscal 2004. In August 2004 following his relocation to San Diego, the title of Vice President, Operations was added to Mr. Neale’s position. Mr. Neale was promoted to his current position of Corporate Vice President, Business Operations and Alliances in January 2005. Mr. Neale is also entitled to an annual target bonus equal to 25% of his base salary based on accomplishment of established performance objectives.

On November 13, 2002, the Company entered into a letter agreement with Dr. Livingston to serve as our Senior Vice President and General Manager of Discovery Chemistry Services. This agreement is for an indefinite term and is terminable by Dr. Livingston or us at any time without cause. Under this agreement, the Company agreed to pay Dr. Livingston an annual base salary of $260,000 and an annual target bonus equal to 25% of his base salary based on accomplishment of established performance objectives and company performance. In addition, under this agreement Dr. Livingston was granted an option to purchase 150,000 shares of our common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service.

In the event Dr. Livingston is terminated without cause, Dr. Livingston will be entitled to six months of his then current annual base salary.

Effective April 2001, the Company entered into an employment agreement with Dr. Regenass to serve as DPI’s Vice President of Biology. The agreement is valid for two years. Upon mutual agreement of both parties the agreement is automatically extended for an indefinite term and will then be terminable by Dr. Regenass or the Company with six months notice. Under this agreement, the Company agreed to pay Dr. Regenass an annual base salary of CHF 200,000 and a guaranteed bonus of CHF 50,000 for the first twelve months. After the first twelve months, Dr. Regenass is eligible for up to CHF 50,000 based on accomplishment of established performance objectives. Additionally, Dr. Regenass was granted an option to purchase 60,000 shares of DPI common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service.

On April 17, 1998, the Company entered into an employment agreement with Mr. Pigliucci to serve as our President and Chief Executive Officer. This agreement is for an indefinite term and is terminable by Mr. Pigliucci or us at any time without cause. Under this agreement, the Company agreed to pay Mr. Pigliucci an initial annual base salary of $350,000 (which is subject to upward adjustments) and an annual target bonus equal to at least 50% of his base salary (which bonus will be prorated for performance of annual goals). In addition, under this agreement the Company reimbursed Mr. Pigliucci for relocation expenses and mortgage assistance in moving from the

Weston, Connecticut area to the San Diego area. Mr. Pigliucci was granted an option to purchase 600,000 shares of our common stock, which vested over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service. Mr. Pigliucci exercised this option in full in December 1998 and January 1999 and, at Mr. Pigliucci’s election, he paid the purchase price for such shares in the form of two promissory notes to us bearing the minimum applicable federal interest rate. Mr. Pigliucci paid the two promissory notes, including interest, in full on December 31, 2002.

On November 14, 2005 the Company entered into a separation agreement with Mr. Pigliucci whereby Mr. Pigliucci’s employment with the Company ended effective November 14, 2005 (the “Separation Agreement”). Pursuant to the agreement, Mr. Pigliucci received a payment of $475,000, which equals Mr. Pigliucci’s current annual base salary, along with a bonus of $75,000 for Mr. Pigliucci’s service to the Company during 2005. The Company will also pay the monthly premiums for continued health insurance coverage under COBRA for Mr. Pigliucci for a period of twelve months from the effective date of his resignation, and the Company agreed to pay Mr. Pigliucci’s legal expenses in connection with the separation agreement. In addition, Mr. Pigliucci received partially accelerated vesting of one of his restricted stock grants, such that the grant was deemed vested as to 56,250 shares at the time of his resignation. Mr. Pigliucci is also entitled to receive an additional lump sum payment of $475,000 in the event that the Company is acquired pursuant to a change of control transaction on or before June 30, 2006.

On June 18, 2002, the Company entered into a letter agreement with Mr. Crouch to serve as our President and Chief Operating Officer. This agreement was for an indefinite term and was terminable by Mr. Crouch or us at any time without cause. Under this agreement, the Company agreed to pay Mr. Crouch an annual base salary of $325,000 and an annual target bonus equal to 35% of his base salary based on accomplishment of established performance objectives. In addition, under this agreement the Company reimbursed him for relocation and mortgage assistance in moving from Sudbury, Massachusetts to San Diego, and Mr. Crouch was granted an option to purchase 300,000 shares of our common stock. This option grant vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service. Additionally, on July 29, 2002, the Company loaned Mr. Crouch $300,000 against his full recourse non-interest bearing promissory note. The note was due and payable in full on July 29, 2007. The largest amount of indebtedness outstanding during the 2004 fiscal year was $300,000.

On January 18, 2005 the Company entered into a separation agreement with Taylor Crouch whereby Mr. Crouch’s employment with the Company ended effective January 18, 2005 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Crouch received a net lump sum payment of $378,538 on January 28, 2005. Additionally, the balance owed totaling $300,000 by Mr. Crouch pursuant to the promissory note made by Mr. Crouch to the Company, was reduced by the amount equivalent to the amount that Mr. Crouch could have earned from participation in the Company’s incentive compensation plan for fiscal year 2004, of $106,827, plus an amount equivalent to the sum of the fair market value, on January 18, 2005, of 21,250 shares of the Company Stock under a stock grant as if such stock grant had vested as to an additional 25% plus an amount equivalent to the fair market value, as of January 18, 2005, of 8,750 vested shares of the Company’s Common Stock, less any applicable withholding taxes. Mr. Crouch paid the remaining balance in full. In addition, Mr. Crouch had until January 18, 2006 to exercise any of his vested options. Mr. Crouch did not exercise any of the option as of January 17, 2006.

In July 2003, the Company entered into change in control agreements with the following officers of the Company: Craig Kussman, Urs Regenass, Douglas Livingston and Richard Neale. In March 2005, the Company entered into a change of control agreement with Michael Venuti. In April 2005, the Company entered into a change of control agreement with Daniel Harvey. In the event of both a change in control and termination of an officer’s employment (either by us without cause or by the officer for good reason) either before, and in connection with, the change in control or within 365 days after the change in control, the officer will be entitled to a severance payment equal to the officer’s average bonus for the three prior full calendar years of employment with us multiplied by the number of days in the calendar year through the date of termination divided by 365 and the greater of 100% of the officer’s annual base salary in effect immediately prior to the change in control of us or the officer’s annual base salary in effect at the time notice of termination is given. Additionally, for purposes of determining the vesting of the officers’ awards made under the 2000 Stock Incentive Plan, as well as any unvested shares of our stock acquired pursuant to that Plan, the officer will be treated as if he had completed an additional 12 months of service immediately before the date on which his employment is terminated.

Under the agreements, a change in control is deemed to have occurred under any of the following circumstances, subject to certain exceptions and limitations:

•                                          a person becomes the owner of 15% or more of our voting power;

•                                          the current members of our board of directors (including any new board members elected by a 2/3 vote approval of those board members and any new board members so approved) cease to represent a majority of the board during any period of 24 months or less;

•                                          our stockholders approve a merger or consolidation involving us, other than a merger or consolidation in which the holders of our voting stock prior to the transaction own more than 66 and  2/3% of our voting power or the voting power of the other surviving entity immediately after the completion of the transaction or a merger or consolidation in which no person owns 15% or more of our voting power or the voting power of the other surviving entity immediately after the completion of the transaction;

•                                          our stockholders approve a liquidation or sale of all or substantially all of our assets; or

•                                          our board of directors determines that a change in control of us has otherwise occurred for purposes of the agreements.

The initial term of the agreements entered into in 2003 expired December 31, 2004 and the agreements entered into in 2005 expired December 31, 2005, and automatically renew thereafter on an annual basis unless either party gives notice by September 30th of the preceding year and no change of control of us has occurred during the 18 months before that notice. To the extent that change in control agreements remain in effect, such agreements supercede any such applicable change in control conditions that may exist in any applicable employment contracts.

On March 30, 2006 the Compensation Committee of our Board of Directors approved a severance and retention bonus plan. The purpose of the plan is to align our severance policy with other similarly situated companies in our market and to provide an incentive for our key employees, including certain key executive officers to remain with the Company throughout the process of considering and implementing strategic initiatives, which may include the sale of our assets and merger or acquisition transactions.

Under the plan, each employee will be entitled to receive severance benefits consisting of a lump sum cash payment equal to a certain number of months of the employee’s base salary (up to 6 months, other than the Acting Chief Executive Officer), together with COBRA coverage and outplacement services, if the employee is terminated without cause. If an employee is a party to an existing change of control agreement with us, then the terms of the change in control agreement will apply to a termination in connection with a change of control.

Under the plan, certain key employees, including certain key executive officers, other than the Acting Chief Executive Officer, will be entitled to receive a retention bonus consisting of a cash amount based on the employee’s employment level (up to $25,000) with specific incremental percentages of the aggregate amount earned upon achievement of applicable milestones so long as the employee remains employed with the Company (or its successor in a change in control). If an employee remains employed with the Company (or its successor in a change in control) through December 31, 2006, the Company will pay to such employee the total cash amount of the retention bonus upon December 31, 2006. If the employee’s employment with the Company is terminated without cause by the Company (or its successor in a change in control) on or prior to December 31, 2006, the Company will pay to such employee the total cash amount of the retention bonus upon the date of such termination. If the employee’s employment with the Company is terminated for cause by the Company (or its successor in interest in a change in control) on or prior to December 31, 2006, such employee will not be entitled to any of the retention bonus. If the employee’s employment with the Company ends on or before December 31, 2006 for any reason other than termination without cause or termination for cause by the Company (or its successor in a change in control), upon the date of such termination, the Company will pay to such employee only that portion of the total cash amount that has been earned for milestones achieved prior to the date of such termination.

The Compensation Committee of the board of directors, as Plan Administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individuals, in connection with certain changes in control involving us or the subsequent termination of the officer’s employment following the change in control event.

In addition, in the event that the Company or a significant potion of its assets are acquired by merger or asset sale, each outstanding option, share of restricted stock or restricted stock unit issued, under the 2000 Stock Incentive Plan, including those held by the Named Executive Officers, which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. Also, outstanding options under the salary investment, automatic option and director fee option grant programs (not all of which are currently operative) of our 2000 Stock Incentive Plan will immediately vest if the Company are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

In addition to the indemnification provisions contained in our Certificate of Incorporation and Bylaws, the Company has entered into separate indemnification agreements with each of our directors and officers. These indemnification agreements will require us to indemnify our officers and directors to the fullest extent permitted by Delaware law.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has been composed of Dr. Hixson and Sir Dollery since May 17, 2001; and Dr. Lewis since July 1, 2005. No member of the Compensation Committee was at any time during the 2005 fiscal year, or at any other time, one of our officers or employees. None of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or Compensation Committee.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this proxy statement, each of the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Board Compensation Committee Report on Executive Compensation

The following is a report delivered by the Compensation Committee of our board of directors.

 As members of the Compensation Committee of the board of directors, it is our duty to set the base salary of the Company’s executive officers and to administer the Company’s 2000 Stock Incentive Plan under which grants may be made to them and other key employees. In addition, the Company approve the individual bonus programs to be effective for the executive officers each fiscal year.

General Compensation Policy. Our fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is our objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance. Accordingly, each executive officer’s compensation package is comprised of three elements:

•                  base salary, which reflects individual performance and is designed primarily to be competitive with salary levels in the industry,

•                  annual variable performance awards payable in cash and tied to the achievement of performance goals established by us, and

•                  long-term, stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company’s stockholders.

As an officer’s level of responsibility increases, it is our intent to have a greater portion of his or her total compensation be dependent upon the Company’s performance and stock price appreciation rather than base salary.

Factors. The principal factors that the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2005 fiscal year are summarized below. The Company may in our discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policy indicated above.

Base Salary. The base salary for each officer is set on the basis of:

•                                          industry experience, knowledge and qualifications,

•                                          the salary levels in effect for comparable positions within the Company’s principal-industry marketplace competitors, and

•                                          internal comparability considerations.

The Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. The Compensation Committee estimates that the 2005 salary levels of the Company’s executive officers range from the 50th percentile to the 75th percentile of the salary levels in effect for comparable positions at those other companies.

Annual Incentive Compensation. During 2005, the Company’s Compensation Committee, considered a bonus program in 2005 whereby annual bonuses could by earned by the Company’s eligible employees, including executive officers, solely on the basis of the achievement of both corporate performance targets (based on the Company’s operating budget) and individual performance targets that the Compensation Committee established at the start of the fiscal year. The corporate performance targets for 2005 established by the Compensation Committee in connection with this potential bonus program would have required that the Company meet or exceed specified revenue, net income and backlog amounts in 2005. As it became evident after the first quarter of 2005 that the Company would not meet the corporate performance targets, the Compensation Committee deferred action on the formal approval of the 2005 bonus program. In February 2006, the Board of Directors of the Company, based on the recommendation of the Compensation Committee, voted to authorize the payment of bonuses to certain of the Company’s eligible employees, including named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) and other executive officers based on efforts involved in shifting the Company strategy, the sale of the Company’s systems business unit and the restructuring of the Company’s chemistry operations during the fiscal year ended December 31, 2005. Based on these considerations the bonuses awarded for fiscal year 2005 were equal to 15% of the amounts specified under the program. These lower potential bonus amounts resulted in substantially all eligible employees, including executive officers, receiving lower bonuses in 2005 than in 2004.

Long-Term Incentive Compensation During 2005, the Compensation Committee approved one grant of 200,000 shares of restricted stock to Dr. Michael C. Venuti under our 2000 Stock Incentive Plan. The date of this grant coincided with Dr. Venuti joining the Company as Chief Scientific Officer. The Compensation Committee recommended and board of directors approved granting restricted stock to Dr. Venuti in lieu of stock options (which had been the Company’s historical practice) and expects to continue this practice into the future if it determines that the grant of additional equity awards are appropriate. The vesting of the 2005 restricted stock grant is based on achieving corporate performance objectives as well as service. The grant is designed to align the interests of Dr. Venuti with those of the stockholders and provide him with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to such grant was based on the Dr. Venuti’s level of responsibilities and relative position in the Company.

Former CEO Compensation. In setting the compensation payable to the Company’s former Chief Executive Officer, Mr. Pigliucci, the Compensation Committee has sought to be competitive with other companies in the industry, while at the same time tying a significant percentage of such compensation to the Company’s performance and stock price appreciation. An employment agreement between the Company and Mr. Pigliucci sets forth certain terms and conditions, including minimum compensation, governing Mr. Pigliucci’s employment.

The Compensation Committee established Mr. Pigliucci’s 2005 base salary of $475,000 based upon its evaluation of his personal performance and its objective to have his base salary keep pace with salaries being paid to similarly situated chief executive officers. The Compensation Committee estimates that his 2005 base salary is at the 50th to 75th percentile of the salary levels paid to such other chief executive officers.

Mr. Pigliucci’s total bonus potential for 2005 was $237,500 (50% of base salary) at a 100% achievement rate of both personal and corporate goals. The actual bonus of $75,000 was paid per the separation agreement between the Company and Mr. Pigliucci.

Acting CEO Compensation. In setting the compensation payable to the Company’s acting Chief Executive Officer, Dr. Venuti, the Compensation Committee made no change to his compensation received as Chief Scientific Officer, due to the temporary nature of Dr. Venuti’s assignment. An employment agreement between the Company and Dr. Venuti sets forth certain terms and conditions, including minimum compensation, governing Dr. Venuti’s employment.

The Compensation Committee established Dr. Venuti’s 2005 base salary of $351,500 and his total bonus potential for 2005 was $92,693 (35% of base salary, prorated for his partial year employment at approximately 75%) at a 100% achievement rate of both personal and corporate goals. The actual bonus of $13,904, or 15% of total bonus potential, was paid based on the same guidelines applied to all other executive management participants in the Company’s bonus program.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid in cash to the Company’s executive officers for the 2005 fiscal year did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to the Company’s executive officers for fiscal 2006 will exceed that limit. The 2000 Stock Incentive Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, and therefore will not be subject to the $1.0 million limitation.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

We conclude our report with the acknowledgement that no member of the Compensation Committee is a current officer or employee of the Company or any of its subsidiaries.

Submitted by the Compensation Committee
of the Board of Directors

Harry Hixson, Jr. Ph.D, Chairman
Sir Colin Dollery, FMedSci
Alan Lewis, Ph.D.

Performance Graph

The graph below shows a comparison of cumulative total stockholder returns from the date of our IPO through December 31, 2005 for our common stock, the Nasdaq Stock Market (U.S. Companies) Index (“Nasdaq-US”), and the Nasdaq Pharmaceuticals Index (“Nasdaq-PH”). The graph assumes that $100 was invested in our common stock and in each index on July 27, 2000, and that all dividends were reinvested. No cash dividends have been declared or paid on our common stock.

The stockholder return shown on the graph below is not necessarily indicative of future performance, and the Company will not make or endorse any predictions as to future stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG DISCOVERY PARTNERS INTERNATIONAL, INC.,

THE NASDAQ STOCK MARKET (U.S.) INDEX,

AND THE NASDAQ PHARMACEUTICAL INDEX

*$100 invested on 12/31/00 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 29, 2002, the Company loaned Taylor Crouch, our former President and Chief Operating Officer, $300,000 against his full recourse non-interest bearing promissory note for mortgage assistance. The note was due and payable in full on July 29, 2007. The largest amount of indebtedness outstanding during the 2004 and 2005 fiscal years was $300,000. The loan was paid in full in January 2005.

On January 18, 2005 the Company entered into a separation agreement with Taylor Crouch whereby Mr. Crouch’s employment with the Company ended effective January 18, 2005 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Crouch received a lump sum payment of $378,538 on January 28, 2005. Additionally, the balance owed totaling $300,000 by Mr. Crouch pursuant to the promissory note made by Mr. Crouch to the Company, was reduced by the amount equivalent to the amount that Mr. Crouch could have earned from participation in the Company’s incentive compensation plan for fiscal year 2004, of $106,827, plus an amount equivalent to the sum of the fair market value, on January 18, 2005, of 21,250 shares of the Company Stock under a stock grant as if such stock grant had vested as to an additional 25% plus an amount equivalent to the fair market value, as of January 18, 2005, of 8,750 vested shares of the Company’s Common Stock, less any applicable withholding taxes. Mr. Crouch paid the remaining balance in full. In addition, Mr. Crouch was provided an extension through January 18, 2006 to exercise any of his vested options.

On October 7, 2005, the Company entered into an Asset Purchase Agreement with IRORI Discovery, Inc., now known as Nexus Biosystems (“Nexus”), pursuant to which the Company agreed to sell certain assets and liabilities to Nexus, including the IRORI® chemical synthesis products, the Crystal Farm® automated protein crystallization products, and the Universal Store™ compound storage systems products for a purchase price of approximately $1.9 million, inclusive of a purchase price adjustment. Nexus is a California company whose Chief Executive Officer, John Lillig, was previously the Chief Technology Officer, Vice President and General Manager, Discovery Systems for Discovery Partners. The sale price for the assets was effectively based on the total book value of the net assets and the cash cost of operations for the assets sold through the closing date. As of December 31, 2005, the Company had received $1,736,610 in proceeds from Nexus for payment of the net assets.

On November 14, 2005 the Company entered into a separation agreement with Mr. Pigliucci whereby Mr. Pigliucci’s employment with the Company ended effective November 14, 2005 (the “Separation Agreement”). Pursuant to the agreement, Mr. Pigliucci received a payment of $475,000, which equals Mr. Pigliucci’s current annual base salary, along with a bonus of $75,000 for Mr. Pigliucci’s service to the Company during 2005. The Company will also pay the monthly premiums for continued health insurance coverage under COBRA for Mr. Pigliucci for a period of twelve months from the effective date of his resignation, and the Company agreed to pay Mr. Pigliucci’s legal expenses in connection with the separation agreement in an amount up to $10,000. In addition, Mr. Pigliucci received partially accelerated vesting of one of his restricted stock grants, such that the grant was deemed vested as to 56,250 shares at the time of his resignation. Mr. Pigliucci is also entitled to receive an additional lump sum payment of $475,000 in the event that the Company is acquired pursuant to a change of control transaction on or before June 30, 2006.

The Company has certain additional agreements with our directors and officers described under the caption “Employment Contracts, Severance Agreements and Change of Control Arrangements”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of Forms 3, 4, and 5 and amendments thereto furnished to us, or written representations that no Form 5s were required, the Company believe that, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10%

beneficial owners were met in a timely manner for the exception of one late Form 4 for Mr. Pigliucci in report of one transaction and one late Form 4 for Dr. Hixson in report of one transaction.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct that applies to all officers, directors and employees. If the Company make any substantive amendments to the Code of Business Conduct or grant any waiver from a provision of the code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on our website at www.discoverypartners.com.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

The deadline for stockholders to submit proposals to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting of stockholders is December 20, 2006. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in our Bylaws, which among other things require notice to be delivered or mailed and received at the Company’s executive offices. In addition, the deadline for stockholders to submit proposals, including director nominations, that will not be included in the Company’s proxy statement for next year’s annual meeting of stockholders is on or before January 11, 2007 (120 days prior to May 11, 2007, the anniversary of the date of this year’s Annual Meeting).

ANNUAL REPORT

A copy of the Annual Report of the Company for the 2005 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 16, 2006. Stockholders may obtain a copy of this report, without charge, by writing to Craig S. Kussman, Chief Financial Officer and Secretary and Senior Vice President, Finance and Administration of the Company, at our principal executive offices located at 9640 Towne Centre Drive, San Diego, CA 92121. It is also available on our website at www.discoverypartners.com.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 5, 2006	Craig S. Kussman
Chief Financial Officer and Secretary

AUDIT COMMITTEE CHARTER

Purpose and Policy

The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Company’s Board of Directors (the “Board”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting practices and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports, the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”), and the performance of the Company’s internal audit function. The Committee shall also provide oversight assistance in connection with legal and ethical compliance programs as established by management and the Board. The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Committee, the Auditors, the Company’s financial management and the Company’s internal auditors.

Composition

The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial experience requirements as in effect from time to time. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Chairman of the Committee shall be appointed by the Board.

Meetings and Minutes

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting. The Chairman of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

Authority

The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The approval of this Charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

Responsibilities

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the oversight of the Auditors and the Company’s internal auditors and shall report the results of its activities to the Board. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall, to the extent the Committee deems necessary or appropriate, be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1.                                      To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new Auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders.

2.                                      To determine and approve engagements of the Auditors (prior to commencement of such engagements) to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to pre-approval policies and procedures, including the delegation of pre-approval authority to one or more Committee members so long as any such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

3.                                      To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to pre-approval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of pre-approval authority to one or more Committee members so long as any such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

4.                                      To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

5.                                      At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6.                                      To consider and, if deemed appropriate, adopt a policy regarding Committee pre-approval of employment by the Company of individuals formerly employed by the Company’s Auditors and engaged on the Company’s account.

7.                                      To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

8.                                      To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

9.                                      To discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

10.                               To review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

11.                               To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

12.                               To review and discuss with the Company’s internal auditors the reports generated from time to time by the internal auditors for the Committee.

13.                               To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles (“GAAP”) related to material items discussed with management and any other significant reporting issues and judgments.

14.                               To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

15.                               To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

16.                               To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

17.                               To review with the Auditors communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

18.                               To review with the Auditors and management any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any such conflicts regarding financial reporting.

19.                               To confer with the Auditors and with the management of the Company regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls in effect, the responsibilities, budget and staff of the internal audit function and review of the appointment or replacement of the senior internal audit manager.

20.                               Periodically, to meet in separate sessions with the Auditors, the internal auditors and management to discuss any matters that the Committee, the Auditors, the internal auditors or management believe should be discussed privately with the Committee.

21.                               To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

22.                               To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.                               To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

24.                               To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Ethical Conduct, including review and approval of related-party transactions as required by Nasdaq rules.

25.                               To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

26.                               To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

27.                               To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

28.                               To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors, the performance of the Company’s internal audit function or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

29.                               To conduct an annual evaluation of the performance of the Committee.

30.                               To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

DISCOVERY PARTNERS INTERNATIONAL, INC.
PROXY

Annual Meeting of Stockholders, May 11, 2006

This Proxy is Solicited on Behalf of the Board of Directors of
Discovery Partners International, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 11, 2006 and the Proxy Statement and appoints Dr. Michael C. Venuti and Craig Kussman, and each of them, the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Discovery Partners International, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of Cooley Godward LLP located at 4401 Eastgate Mall, San Diego, California, CA 92121 on Thursday, May 11, 2006 at 11:00 a.m. Pacific Daylight Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth herein.

1.	To elect directors to serve for a three-year term ending in the year 2009 or until their successors are duly elected;
				FOR	WITHHOLD AUTHORITY TO VOTE
	Dr. Harry F. Hisxon, Jr. Dr. Michael C. Venuti			☐ ☐	☐ ☐

2.	FOR ☐	AGAINST ☐	ABSTAIN ☐	To ratify the appointment of Ernst & Young LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2006.

3.				In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF Proposal 2. This Proxy, when properly executed and returned, will be voted as specified above. If this Proxy is properly executed and returned and no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above, IN FAVOR OF Proposal 2 and in accordance with Item 3. Each of the matters to be acted upon set forth above in Proposals 1 and 2 have been proposed by the Company.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) exactly as on certificate)
Please sign your name:	Date:
(Authorized Signature(s))